Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our report dated September 29, 2014 in the Registration Statement on Form S-1 dated October 27, 2014 relating to the financial statements for the two years ended March 31, 2014 listed in the accompanying index of Algae Dynamics Corp. (formerly Converted Carbon Technologies Corp.).

/s/ McGovern, Hurley, Cunningham, LLP
Toronto, Ontario, Canada
October 27, 2014